Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Third Fiscal Quarter

Revenue $8.6 Million. Net Income $365,000

Or $0.01 Per Share

Bethel, CT, May 3, 2004 — Memry Corporation (AMEX:MRY) reported today revenue of $8,571,000 in the third fiscal quarter ended March 31, 2004, an increase of 1% from $8,460,000 in the comparable quarter a year ago. Net income was $365,000 or $0.01 per basic and diluted share compared with net income of $277,000 or $0.01 per basic and diluted share in the comparable period last year.

For the first nine months of the fiscal year that ends June 30, 2004, revenue was $24,834,000 compared with revenue of $26,752,000 in the first nine months of fiscal 2003. Net income was $1,089,000 or $0.04 per basic and diluted share compared with net income of $8,792,000 or $0.35 earnings per basic share and $0.34 earnings per diluted share in the first nine months of fiscal year 2003. Net income for the first nine months of fiscal year 2003 included a $7,569,000 reversal of a deferred tax asset valuation allowance.

Memry President and CEO James G. Binch, said, “Our stent component business for the quarter was essentially flat with modest improvement in tube-based medical device components and a small decrease in wire-based medical device components. We benefited in the quarter from solid gains in sales of high pressure sealing plugs and other industrial components including cellular phone antennae. Although we currently anticipate continued pricing pressure on superelastic tube as well as only modest increases in stent component shipments in the fourth fiscal quarter, we nevertheless expect some increase in aggregate sales volume and, over the next several quarters, a strengthening of our shipment volumes. This should enable us to more efficiently use our manufacturing assets as we move forward during calendar year 2004.”

Memry Chief Financial Officer Robert P. Belcher said, “We recorded excellent gains in manufacturing efficiency during the quarter with solid final yields in established product lines. Gross profit from product sales during the quarter rose to 40% from 32% in the same quarter a year ago. Manufacturing costs dropped 10% in the quarter due to process improvements in tube and stent production resulting in a reduction of scrap and other material variances. We also continued to strengthen our balance sheet with increases in cash and total current assets while inventories and total current liabilities decreased.”

-More-

Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

A copy of the financial statements is attached.

The company will host a conference call to discuss third quarter results on May 4 at 11:00 a.m. Eastern. To participate in the call, dial (800) 348-6338 any time after 10:55 a.m. on May 4. International callers should dial (706) 634-1215.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

For more information contact Memry Chief Financial Officer Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the websites: www.hawkassociates.com and www.hawkmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation & Subsidiaries

Consolidated Balance Sheets

	March 31, 2004	June 30, 2003
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$9,997,000	$7,509,000
Accounts receivable, less allowance for doubtful accounts	4,205,000	3,809,000
Inventories, net	2,845,000	3,353,000
Prepaid expenses and other current assets	241,000	74,000
Note receivable	110,000	—
Income tax refund receivable	70,000	109,000

Total current assets	17,468,000	14,854,000

Property, Plant, and Equipment	14,480,000	13,913,000
Less accumulated depreciation	(9,148,000)	(7,873,000)

	5,332,000	6,040,000

Other Assets
Patents and patent rights, less accumulated amortization	967,000	1,067,000
Goodwill	1,038,000	1,038,000
Note receivable	—	110,000
Deferred tax asset	6,199,000	6,806,000
Other assets	227,000	212,000

	8,431,000	9,233,000

	$31,231,000	$30,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$717,000	$611,000
Accrued expenses	2,041,000	1,976,000
Notes payable	320,000	912,000

Total current liabilities	3,078,000	3,499,000

Notes Payable, less current maturities	1,239,000	980,000

Stockholders’ Equity
Common stock	256,000	255,000
Additional paid-in capital	49,082,000	48,906,000
Accumulated deficit	(22,424,000)	(23,513,000)

Total stockholders’ equity	26,914,000	25,648,000

	$31,231,000	$30,127,000

Memry Corporation & Subsidiaries

Consolidated Statements of Income

For the Three Months Ended March 31, 2004 and 2003

(Unaudited)

	2004	2003
Revenues:
Product sales	$8,265,000	$8,251,000
Research and development	306,000	209,000

	8,571,000	8,460,000

Cost of Revenues:
Manufacturing	4,947,000	5,567,000
Research and development	213,000	167,000

	5,160,000	5,734,000

Gross profit	3,411,000	2,726,000

Operating Expenses:
Research and development	758,000	631,000
General, selling and administrative	2,057,000	1,638,000

	2,815,000	2,269,000

Operating income	596,000	457,000

Interest:
Interest expense	(18,000)	(30,000)
Interest income	21,000	16,000

	3,000	(14,000)

Income before income taxes	599,000	443,000

Provision for income taxes	234,000	166,000

Net income	$365,000	$277,000

Basic Earnings Per Share	$0.01	$0.01
Diluted Earnings Per Share	$0.01	$0.01

Memry Corporation & Subsidiaries

Consolidated Statements of Income

For the Nine Months Ended March 31, 2004 and 2003

(Unaudited)

	2004	2003
Revenues:
Product sales	$24,119,000	$26,158,000
Research and development	715,000	594,000

	24,834,000	26,752,000

Cost of Revenues:
Manufacturing	14,642,000	17,241,000
Research and development	390,000	371,000

	15,032,000	17,612,000

Gross profit	9,802,000	9,140,000

Operating Expenses (Income):
Research and development	2,246,000	1,847,000
General, selling and administrative	5,753,000	5,201,000
Gain on disposal of assets	—	(12,000)

	7,999,000	7,036,000

Operating income	1,803,000	2,104,000

Interest:
Interest expense	(80,000)	(98,000)
Interest income	62,000	44,000

	(18,000)	(54,000)

Income before income taxes	1,785,000	2,050,000

Provision (benefit) for income taxes	696,000	(6,742,000)

Net income	$1,089,000	$8,792,000

Basic Earnings Per Share	$0.04	$0.35
Diluted Earnings Per Share	$0.04	$0.34